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                    WILSON SONSINI GOODRICH & ROSATI
                        PROFESSIONAL CORPORATION

                           650 PAGE MILL ROAD
                    PALO ALTO, CALIFORNIA 94304-1050         JOHN ARNOT WILSON
             TELEPHONE 415-493-9300  FACSIMILE 415-493-6811      RETIRED


                                 July 11, 1997

VIA EDGAR
---------

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Attention:  Hugh Fuller
Washington, D.C. 20549

        Re:  Concentric Network Corporation
             Registration on Form 8-A
             ------------------------------


Dear Mr. Fuller:

        On behalf of Concentric Network Corporation (the "Company"), we hereby request that the Securities and Exchange Commission (the "Commission") take appropriate action to withdraw the Company's Registration Statement on Form 8-A filed electronically on May 16, 1997. We currently anticipate that the Company will re-file a Registration Statement on Form 8-A early next week.

        Please direct any questions or comments regarding this request to David
J. Segre or the undersigned of this office.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ PAUL BRADLEY SHINN
                                       --------------------------------
                                       Paul Bradley Shinn

Enclosures